Exhibit 99
InfrastruX Group, Inc.
Index to Historical
Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	3
Consolidated Balance Sheets as of March 31, 2010 (unaudited) and as of December 31, 2009 and 2008	4
Consolidated Statements of Operations for the three months ended March 31, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007	5
Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss) for the three months ended March 31, 2010 (unaudited) and the years ended December 31, 2009, 2008 and 2007	6
Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007	7
Notes to Consolidated Financial Statements for the three months ended March 31, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007	8

Willbros Group, Inc.
Index to Unaudited Pro Forma
Condensed Financial Statements

InfrastruX Group, Inc.

Report of independent registered public accounting firm

The Board of Directors and Shareholders
InfrastruX Group, Inc.:

We have audited the accompanying consolidated balance sheets of InfrastruX Group, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InfrastruX Group, Inc. and subsidiaries as of December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Seattle, Washington
April 23, 2010

InfrastruX Group, Inc.

Consolidated balance sheets

	December 31,		March 31,
	2008	2009	2010

(in thousands of dollars, except par value and shares)			(unaudited)

Assets
Current assets:
Cash and cash equivalents	$20,580	19,742	4,605
Accounts receivable, net	172,148	95,589	117,212
Inventories	23,479	22,877	22,384
Prepaid expenses and other current assets, net	23,383	24,540	29,378
Income taxes receivable	—	11,461	9,792
Deferred tax assets	12,787	4,463	3,327

Total current assets	252,377	178,672	186,698
Property and equipment, net	133,347	132,127	132,513
Goodwill	57,426	57,426	57,426
Intangibles, net	95,260	86,993	84,904
Other assets	19,463	25,170	24,477

Total assets	$557,873	480,388	486,018

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,264	10,641	12,883
Other current liabilities	118,954	66,464	72,141
Current portion of capital lease obligations	6,363	3,840	3,297
Current portion of long-term debt	4,578	4,306	4,196
Income taxes payable	263	—	—

Total current liabilities	150,422	85,251	92,517
Capital lease obligations, less current portion	6,800	3,157	2,569
Deferred tax liabilities	24,731	14,702	9,489
Long-term debt, less current portion	253,362	255,374	275,747
Other long-term liabilities	16,945	25,013	25,906
Preferred stock subject to mandatory redemption, net	—	20,537	21,319

Total liabilities	452,260	404,034	427,547

Commitments and contingencies (note 16)
Shareholders’ equity:
Common stock, $0.01 par value. Authorized, 300,000,000 shares; issued and outstanding, 48,950,360, 48,968,161 and 49,021,653 shares at December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively	490	490	490
Additional paid-in capital	185,352	187,286	187,526
Accumulated deficit	(80,313)	(110,898)	(129,313)
Accumulated other comprehensive income (loss)	84	(524)	(232)

Total shareholders’ equity	105,613	76,354	58,471

Total liabilities and shareholders’ equity	$557,873	480,388	486,018

See accompanying notes to consolidated financial statements.

InfrastruX Group, Inc.

Consolidated statements of operations

	Year ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010

(in thousands of dollars, except per share amounts and shares)				(unaudited)

Revenues	$657,180	826,962	598,776	152,741	130,228
Cost of revenues	581,666	701,035	548,378	143,046	124,298

Gross profit	75,514	125,927	50,398	9,695	5,930
Selling, general and administrative expenses	51,122	85,882	65,859	15,912	16,433
Amortization of intangibles	7,818	7,445	7,219	1,803	1,805
Goodwill impairment	35,484	45,268	—	—	—
Intangible asset impairment	—	7,620	—	—	—

Operating loss	(18,910)	(20,288)	(22,680)	(8,020)	(12,308)

Other (income) expense:
Interest expense	33,565	27,719	18,895	3,793	8,659
Interest income	(536)	(251)	(43)	(23)	(5)
Other, net	2,865	2,840	60	685	595
Loss on modification of debt	1,373	—	—	—	—

Total other expense	37,267	30,308	18,912	4,455	9,249

Loss before income taxes	(56,177)	(50,596)	(41,592)	(12,475)	(21,557)
Income tax benefit	14,376	14,028	11,007	6,100	3,142

Net loss	$(41,801)	(36,568)	(30,585)	(6,375)	(18,415)

Net loss per share—basic and diluted	$(0.85)	(0.75)	(0.62)	(0.13)	(0.37)
Weighted average shares outstanding—basic and diluted	48,950,360	48,950,360	49,125,922	49,081,200	49,184,094

See accompanying notes to consolidated financial statements.

InfrastruX Group, Inc.

Consolidated statements of shareholders’ equity and comprehensive income (loss)

					Accumulated
			Additional		other
	Common stock		paid-in	Accumulated	comprehensive
	Shares	Amount	capital	deficit	income (loss)	Total

(in thousands of dollars, except par values and shares)

Balances at January 1, 2007	48,950,360	$490	131,044	(1,944)	40	129,630
Contribution from InfrastruX Holdings, LLC in September 2007	—	—	50,000	—	—	50,000
Comprehensive loss:
Net loss	—	—	—	(41,801)	—	(41,801)
Foreign currency translation adjustment, net of tax	—	—	—	—	142	142

Total comprehensive loss						(41,659)

Balances at December 31, 2007	48,950,360	490	181,044	(43,745)	182	137,971
Share-based compensation expense	—	—	4,308	—	—	4,308
Comprehensive loss:
Net loss	—	—	—	(36,568)	—	(36,568)
Foreign currency translation adjustment, net of tax	—	—	—	—	(98)	(98)

Total comprehensive loss						(36,666)

Balances at December 31, 2008	48,950,360	490	185,352	(80,313)	84	105,613
Share-based compensation expense	—	—	1,966	—	—	1,966
Issuance under the equity incentive plan, net of tax detriment of $32	17,801	—	(32)	—	—	(32)
Comprehensive loss:
Net loss	—	—	—	(30,585)	—	(30,585)
Interest rate swap agreement	—	—	—	—	(626)	(626)
Foreign currency translation adjustment, net of tax	—	—	—	—	18	18

Total comprehensive loss						(31,193)

Balances at December 31, 2009	48,968,161	490	187,286	(110,898)	(524)	76,354
Share-based compensation expense*	—	—	363	—	—	363
Issuance under the equity incentive plan, net of tax detriment of $123*	53,492	—	(123)	—	—	(123)
Comprehensive loss:*
Net loss*	—	—	—	(18,415)	—	(18,415)
Interest rate swap agreement*	—	—	—	—	478	478
Foreign currency translation adjustment, net of tax*	—	—	—	—	(186)	(186)

Total comprehensive loss*						(18,123)

Balances at March 31, 2010*	49,021,653	$490	187,526	(129,313)	(232)	58,471

*	(Unaudited)

See accompanying notes to consolidated financial statements.

InfrastruX Group, Inc.

Consolidated statements of cash flows

	Year ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010

(in thousands of dollars)				(unaudited)

Cash flows from operating activities:
Net loss	$(41,801)	(36,568)	(30,585)	(6,375)	(18,415)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Depreciation and amortization	42,469	41,582	39,918	10,155	9,859
Amortization of financing costs	1,656	1,746	2,050	401	693
Amortization of preferred stock issuance costs	—	—	—	—	8
Share-based compensation expense	—	4,308	1,966	394	363
Goodwill impairment	35,484	45,268	—	—	—
Intangible asset impairment	—	7,620	—	—	—
Bad debt expense	12	1,475	(1,500)	183	(47)
Deferred rent	—	—	730	—	(50)
Deferred income taxes	(11,923)	(25,226)	(1,705)	(1,554)	(4,077)
Loss on modification of debt	1,373	—	—	—	—
Unrealized loss on derivative	3,555	1,842	1,446	1,323	1,334
(Gain) loss on sale of equipment	257	(8)	(575)	(50)	(225)
Preferred stock subject to mandatory redemption interest not currently payable	—	—	650	—	774
Term loan interest not currently payable	335	1,293	1,258	314	299
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	3,156	(30,748)	78,059	33,516	(21,576)
Inventories	(2,394)	(6,771)	602	(1,101)	493
Prepaid expenses and other current assets, net	(11,463)	(3,818)	(124)	(5,068)	(4,838)
Other long-term assets	(910)	2,065	(5,820)	13	—
Accounts payable	1,305	(572)	(9,204)	(1,825)	2,089
Income taxes receivable	—	—	(11,461)	(4,881)	1,669
Other current liabilities	18,787	51,731	(53,529)	(11,183)	5,621
Other liabilities	(208)	99	5,996	13	37

Net cash provided by (used in) operating activities	39,690	55,318	18,172	14,275	(25,989)

Cash flows from investing activities:
Capital expenditures	(24,502)	(34,521)	(27,978)	(10,525)	(8,021)
Acquisition of businesses	(2,676)	—	—	—	—
Payment for patents and trademarks	(274)	(140)	(285)	(52)	(49)
Proceeds from sale of equipment	1,496	1,729	1,708	50	275

Net cash used in investing activities	(25,956)	(32,932)	(26,555)	(10,527)	(7,795)

Cash flows from financing activities:
Proceeds from revolving line of credit	25,000	43,000	39,000	3,000	21,000
Payments of debt modification/issuance costs	(1,125)	(228)	(2,970)	—	—
Payments on term loan	(51,905)	(6,824)	(13,274)	(638)	(611)
Payments on revolving line of credit	(21,000)	(42,000)	(27,000)	(5,000)	—
Payments on long-term debt—equipment financing	(2,483)	(2,594)	(1,707)	(414)	(425)
Payments on capital lease obligations	(7,528)	(8,179)	(6,409)	(1,592)	(1,131)
Payment on deferred purchase price obligation	(4,666)	(2,333)	—	—	—
Proceeds from the issuance of preferred stock subject to mandatory redemption, net	—	—	19,887	—	—
Contribution from InfrastruX Holdings, LLC	50,000	—	—	—	—

Net cash provided by (used in) financing activities	(13,707)	(19,158)	7,527	(4,644)	18,833
Effect on cash flow of foreign currency transactions	142	(98)	18	6	(186)

Net increase (decrease) in cash	169	3,130	(838)	(890)	(15,137)
Cash and cash equivalents:
Beginning of year	17,281	17,450	20,580	20,580	19,742

End of year	$17,450	20,580	19,742	19,690	4,605

Supplemental disclosures of noncash investing and financing activities:
Noncash investing and financing activities:
Assets acquired with capital lease obligations	$4,267	3,479	243	—	—
Assets acquired with vendor debt	1,734	490	3,463	611	—
Accrued capital expenditures	1,305	463	57	817	194
Issuance under the equity incentive plan, net of tax detriment	—	—	87	—	263
Income taxes paid (refund)	542	5,793	2,150	716	(466)
Cash paid for interest	29,790	24,278	22,370	4,693	5,110

See accompanying notes to consolidated financial statements.

InfrastruX Group, Inc.

Notes to consolidated financial statements

December 31, 2007, 2008 and 2009
and the three months ended March 31, 2009 and 2010 (unaudited)
(In thousands of dollars, except par values, per share amounts and shares)

(1)  The company and summary of significant accounting policies

InfrastruX Group, Inc. (the Company or InfrastruX) is an approximately 99.9% owned subsidiary of InfrastruX Holdings, LLC, which is an approximately 95.3% owned subsidiary of TPF InfrastruX Holdings, LLC, a wholly owned subsidiary of Tenaska Power Fund, L.P. (TPF). InfrastruX was incorporated in the state of Washington on April 28, 2006. All significant operations for the Company commenced on May 8, 2006 upon the acquisition of the Company by TPF.

InfrastruX provides design, construction, maintenance, engineering and other infrastructure services to the utility industry. The Company also has subsidiaries that perform work in the United Kingdom, Germany and India.

(a)  Consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(b)  Unaudited interim financial information

The accompanying consolidated balance sheet as of March 31, 2010, the consolidated statements of operations and cash flows for the three months ended March 31, 2009 and 2010 and the consolidated statement of shareholders’ equity and comprehensive loss for the three months ended March 31, 2010 are unaudited. The unaudited interim condensed financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the three months ended March 31, 2009 and 2010. The financial data and other information disclosed in these notes to the consolidated financial statements related to the three-month periods are unaudited. The results of the three months ended March 31, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any other interim period for any other future years.

(c)  Immaterial adjustment

The Company has included an adjustment to correct the supplemental disclosure of cash paid for interest in its previously issued statement of cash flows for the year ended December 31, 2009. The Company had previously disclosed $15,500 as cash paid in interest; the correct amount is $22,370.

(d)  Revenue and cost recognition

For the majority of its revenues, the Company recognizes revenues as the services have been rendered or performed. Revenues generated from short-term projects (often with durations of less than one month) are performed under Master Service Agreements (MSA), which typically are billed on a unit price basis and, less commonly, on a time and materials basis. The Company recognizes revenues for unit-based services on an output basis as units are completed. Revenues for the services performed on a time and materials basis are recognized as labor hours are incurred and services are performed. Storm restoration work is generally billed on a time and materials basis at contract rates for customers with which the Company has MSAs and at negotiated rates for off-system (non-MSA) customers.

InfrastruX Group, Inc.

Revenues for certain larger and longer duration projects, which tend to be performed on a fixed price basis, are recognized based on percentage-of-completion accounting, using the cost-to-cost method. Under this method, revenue is recognized based on the ratio of estimated costs incurred to total estimated costs to complete the project. These costs include, but are not limited to, all direct material, labor, and subcontract costs and indirect costs related to contract performance such as indirect labor, supplies, tools, repairs and depreciation. The Company records changes in its percent complete computations in the period in which the revisions are determined. Periodically, the Company performs work outside the specific requirements of a contract at the request of a customer. Generally, the revenue associated with such work is not recognized until a change order reflecting the scope and price for such work is executed. Occasionally we recognize costs of contract performance in the period in which they are incurred and contract revenue up to the amount of the costs incurred in the absence of an executed change order if we determine it is probable that the revenue is realizable and collectible. Provisions for the total estimated losses on uncompleted projects are recorded in the period in which such losses are determined to be probable and can be reasonably estimated. If actual results significantly differ from estimates used for revenue recognition, the Company’s financial condition and results of operations could be materially impacted.

The Company also generates some revenues from providing certain services that do not result in the construction of a tangible asset and are accounted for as service transactions. These revenues are recognized as the services are performed and amounts are earned. The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable and collectibility is reasonably assured.

Unbilled revenues represent amounts earned and recognized in the period for which billings are issued in a subsequent period and are included in unbilled receivables. Unearned revenues represent amounts billed in excess of costs and estimated earnings and are included in other liabilities.

(e)  Accounts receivable and allowance for doubtful accounts

The Company records accounts receivable for all amounts billed and not collected. Also included in accounts receivable are unbilled revenues discussed in note 1(d). The balances billed but not paid by customers pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. The retention balances are generally due within one year of the initial billing.

The Company provides an allowance for doubtful accounts when collection of an account receivable is considered doubtful, and receivables are written off against the allowance when deemed uncollectible. The Company reviews the adequacy of the reserves on a regular basis. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer’s willingness or ability to pay, the customer’s access to capital, general economic conditions and the ongoing relationship with the customer.

(f)  Concentration of risk

Financial instruments that potentially subject the Company to concentrations of credit risk include accounts receivable. The Company maintains accounts receivable balances, in the normal course of business, from companies primarily in the utility industry or supporting the energy industry. The

InfrastruX Group, Inc.

percentage of accounts receivables from customers representing more than 5% of consolidated accounts receivable consisted of the following:

	December 31		March 31
	2008	2009	2010

			(unaudited)

Customer A	20.3%	22.2%	36.5%
Customer B	9.0	7.4	—
Customer C	—	10.0	6.1
Customer D	—	5.4	7.9
Customer E	—	6.4	—

	29.3%	51.4%	50.5%

The percentage of revenues earned from customers representing more than 5% of consolidated revenues consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Customer A	15.9%	16.7%	30.9%	29.6%	37.4%
Customer B	7.4	11.8	8.1	12.2	—
Customer C	—	—	7.3	—	—
Customer D	—	—	5.5	—	7.4

	23.3%	28.5%	51.8%	41.8%	44.8%

The Company also maintains a cash collateral and receivable balance for its comprehensive insurance coverage with a major insurer to support its obligations under its deductibles. As of December 31, 2008 and 2009, and March 31, 2010 (unaudited), cash collateral and receivables due from the insurance company of $28,461, $32,137 and $35,207, respectively, are recorded in prepaid expense and other current assets, net and other assets on the consolidated balance sheets.

As of March 31, 2010 (unaudited), approximately 17.5% of the Company’s hourly employees were represented by various unions and collective bargaining agreements. The Company does not directly negotiate with unions, but instead is represented by assorted contractor associations. Current collective bargaining agreements have varying terms depending on the union and have been renewed as necessary.

(g)  Cash equivalents

The Company considers all highly liquid investments purchased with maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 2008 and 2009, and March 31, 2010 (unaudited), the Company had cash equivalents of $11,863, $16,144 and $1,402, respectively. Cash equivalents represent money market funds and certificates of deposit. At times, bank balances may exceed federally insured limits.

(h)  Inventories

Inventories are stated at the lower of cost, determined on the moving average basis, or replacement cost. Inventories primarily consist of pipe, small tools and other construction-related materials that are charged to a contract upon delivery and installation at the construction site. Other inventory items

InfrastruX Group, Inc.

include maintenance parts, spare component parts, and parts related to the Company’s cable restoration line of service. The Company evaluates inventory regularly and writes down obsolete inventory based on a detailed review of inventory quantities, aging, and expected usage.

(i)  Derivative instruments and hedging activities

The Company’s two interest rate swaps agreements that matured in 2009 were accounted for as either assets or liabilities on the consolidated balance sheets at their respective fair values. Changes in fair value were recorded to interest expense in the consolidated statements of operations.

In April 2009, the Company entered into an interest rate swap, which was designated as an effective cash flow hedge at inception. The gain or loss on the interest rate swap was reported as a component of other comprehensive income (loss) on the consolidated statements of shareholders’ equity and comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. This cash flow hedge was evaluated for hedge effectiveness on a quarterly basis. In connection with the amendment to the InfrastruX Credit Facility in October 2009 (note 9), the Company dedesignated this interest rate swap. All subsequent changes in fair value of the interest rate swap were recorded to interest expense in the consolidated statements of operations. As of December 31, 2009, amounts recorded in other comprehensive income on the consolidated statements of shareholders’ equity and comprehensive income (loss) are the result of cash flow hedge treatment of this interest rate swap from April 2009 to September 2009.

(j)  Property and equipment

Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Machinery and equipment:
Light trucks, autos, light drills, equipment	5.0-7.0 years
Medium/heavy drills, trenching equipment, field electronics	8.0-10.0 years
Heavy trucks, aerial, and earth moving equipment, misc.	10.0-20.0 years
Office furniture and equipment	3.0-7.0 years
Buildings	50.0 years
Leasehold improvements	Lesser of lease term or useful life
Equipment under capital lease	Lesser of lease term or useful life

Equipment under capital leases is stated at the lower of the present value of minimum lease payments or fair value and is depreciated on a straight-line basis over the estimated useful life of the asset or the lease term. Expenditures for refurbishment and improvements that extend the useful life of an asset are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and the related gains and losses are included in other, net in the consolidated statements of operations.

(k)  Goodwill

Goodwill represents the excess of cost over net tangible and identifiable intangible assets of the business acquired. Goodwill is reviewed and tested for impairment annually during the fourth quarter of each year. For goodwill, the Company performs a two-step impairment test. In the first step, the Company compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step is then performed. The second step

InfrastruX Group, Inc.

compares the carrying amount of the reporting unit’s goodwill to the implied fair value of the goodwill. If the implied fair value of the goodwill is less than the carrying amount, an impairment loss would be recorded in operating income or loss in the consolidated statements of operations. The Company’s goodwill is included in three reporting units for goodwill valuation and impairment testing purposes. The three reporting units for which goodwill impairment is assessed are as follows: West/Midwest/National region, Eastern region and Texas/Southwest/South Central region.

(l)  Long-lived assets and amortizable intangible assets

The Company reviews its long-lived assets, including intangible assets with finite useful lives, for impairment if events or changes in circumstances indicate that the carrying value of such asset or asset groups may not be recoverable. The Company assesses these assets for impairment based on estimated future cash flows from these assets. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset or asset groups are compared to its carrying amount to determine if impairment in value has occurred. In 2008, the Company recorded an impairment charge of $7,620 related to certain customer relationship intangible assets.

In addition, the Company consolidated the asset groups that roll up into the Eastern reporting unit into a single asset group for the April 2009 evaluation. This change in estimate was incorporated into the April 2009 valuation in response to operational changes the Company made in its efforts to streamline operations and recognize available synergies within the region.

The Company estimates the useful life and fair value of purchased intangible assets at the time of acquisition and periodically reviews these estimates to determine whether these lives are appropriate. The Company’s intangible assets, which primarily consist of customer relationships, trade names, and developed technology, are amortized over their estimated useful lives using the straight-line method.

In addition, the Company’s cable remediation operating unit has patents and trademarks that have been issued and patents and trademarks that are pending. The Company capitalizes these costs, as they are considered probable of being issued, until such time as the patent or trademark is issued, and then amortizes those costs over its estimated useful life. The Company capitalized $274, $140, $285 and $49 of patents and trademarks pending as of December 31, 2007, 2008 and 2009, and March 31, 2010 (unaudited), respectively.

(m)  Other assets

Other current assets and other assets consist primarily of prepaid insurance costs and deferred financing costs.

(n)  Income taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

InfrastruX Group, Inc.

(o)  Insurance

The Company is insured for workers’ compensation, employer’s liability and general liability claims, subject to a deductible of $750 per occurrence. The Company is also insured for auto liability claims, subject to a deductible of $500 per occurrence. Additionally, the Company’s nonunion employee-related healthcare benefit plan is subject to a deductible of $250 per claimant per year.

Losses with respect to claims, including deductibles, are accrued based upon the Company’s estimates of the ultimate liability for claims incurred (including an estimate of claims incurred but not reported), using actuarially calculated claims liability data based on the Company’s claims experience. For these claims, to the extent the Company has insurance coverage above the deductible amounts, the Company has recorded a receivable reflected in other current assets and other assets on the consolidated balance sheets. These insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of the Company’s liability in proportion to other parties and the number of incidents not reported. The accruals are estimated based upon known facts and historical trends.

(p)  Retirement plans

The Company has defined contribution plans qualifying under Section 401(k) of the Internal Revenue Code benefiting eligible full-time nonunionized employees who elect to participate. Subject to the applicable plan and its respective design, the plans allow eligible employees to make pretax compensation contributions and each plan provides matching Company contributions for which employees vest in accordance with the applicable plan’s vesting schedule. The Company’s contribution expense consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Contribution expense	$2,948	3,316	3,451	982	691

In connection with its collective bargaining agreements with various unions, InfrastruX participates with other companies in the unions’ multi-employer pension and other postretirement benefit plans. These plans cover all of InfrastruX’s employees who are members of such unions. The Employee Retirement Income Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer’s withdrawal from, or upon termination of, such plan. InfrastruX has no intention to withdraw from these plans. The plans do not maintain information on the net assets and actuarial present value of the plans’ unfunded vested benefits allocable to InfrastruX, and the amounts, if any, for which InfrastruX may be contingently liable, are not ascertainable at this time. Contributions to all union multi-employer pension and other postretirement plans by InfrastruX consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Other contribution expense	$11,360	16,229	10,552	2,349	2,011

InfrastruX Group, Inc.

(q)  Segment reporting

The Company’s chief operating decision makers are the Chief Executive Officer and other senior executive officers of the Company. The chief operating decision makers manage the business primarily on a geographic basis, as the Company’s subsidiaries are generally grouped within discrete regions of the country and all offer similar maintenance and construction services to the electric power and natural gas transmission and distribution infrastructure markets. Based on information available to the chief operating decision makers and the manner in which they review operating results and allocate resources, the Company has determined that it has three operating segments based on these geographic areas. Due to the similarities in economic characteristics, service offerings, types of customers, methods of distribution and regulatory environments in which they operate in these geographic areas, management believes that the financial information is properly aggregated into one reportable segment.

(r)  Foreign currency translation

The Company’s foreign subsidiaries’ assets and liabilities are denominated in the local currency (British pounds, euros and rupees), and these currencies represent the functional currency of the respective subsidiaries. As such, the Company’s foreign subsidiaries’ assets and liabilities are translated at current exchange rates at the end of each reporting period, while income and expense are translated at average rates for the period. Translation gains and losses are reported as a component of accumulated other comprehensive income (loss).

(s)  Warranty costs

The Company does not have a general warranty program for the majority of its work. For certain contracts, the Company warrants labor for new installations and construction and servicing of existing infrastructure. The anticipated costs are not considered significant, and no reserve has been provided. One of the subsidiary companies maintains a warranty program, which specifically covers its cable remediation services. A warranty reserve of $1,897, $2,040 and $2,078 for cable remediation services is recorded in other long-term liabilities on the consolidated balance sheets as of December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively. Warranty activity for this service consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Balance at the beginning of the period	$900	1,350	1,897	1,897	2,040
Warranty expense	1,771	1,662	1,401	277	255
Warranty claims	(1,321)	(1,115)	(1,258)	(265)	(217)

Balance at the end of the period	$1,350	1,897	2,040	1,909	2,078

(t)  Deferred financing costs

The current portion of deferred financing costs is included in prepaid expenses and other current assets, net, and the long-term portion of the deferred financing costs is included in other assets on the

InfrastruX Group, Inc.

consolidated balance sheets. Deferred financing costs are amortized in other, net, in the consolidated statements of operations and consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Amortization of financing costs	$1,656	1,746	2,050	401	693

(u)  Fair value of financial instruments

Fair value measurements
The Company follows a fair value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value. The fair value hierarchy describes three levels of inputs:

Level 1:  Quoted market prices in active markets for identical assets or liabilities.

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data or quoted prices for similar instruments in active markets.

Level 3:  Significant inputs to the valuation model are unobservable.

Financial liabilities measured at fair value on a recurring basis
The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis and indicates the level in the fair value hierarchy of the valuation techniques utilized to determine such fair value:

	Level 2
	December 31		March 31
	2008	2009	2010

			(unaudited)

Liabilities:
Short-term interest rate swap	$6,450	—	—
Long-term interest rate swap	—	2,072	2,928

The valuation techniques used to measure the fair value of the Company’s Level 2 liabilities include quoted prices for similar liabilities or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the liabilities. All data is observable in the market or can be derived principally from, or corroborated by, observable market data for which the Company typically receives external valuation information.

Other financial instruments

The Company’s other financial instruments include cash and cash equivalents, receivables, accounts payable and accrued expenses, and certain short-term and long-term borrowings. The Company believes that the fair value of these financial instruments approximates their carrying amounts based on current

InfrastruX Group, Inc.

market indicators, such as prevailing interest rates and market pricing models, with the exception of its term loan. The estimated fair value of the term loan, based on the quoted offer price is as follows:

	December 31		March 31
	2008	2009	2010

			(unaudited)

Financial liabilities:
Term loan:
Carrying value	$251,127	239,110	238,799
Fair value	200,902	219,982	238,799

(v)  Share-based compensation expense

The Company’s share-based compensation expense is recognized over the period the recipient is required to perform the services in exchange for the award (the vesting period). The Company values awards with graded vesting as single awards and recognizes the related compensation expense using a straight-line attribution method. Excess tax benefits are reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows in the consolidated statements of cash flows.

(w)  Common shares

During 2008, the Board of Directors approved a 45,748:1 stock split, which was retroactively applied to all shares in the consolidated financial statements and the notes to the consolidated financial statements. The stock split was effected to increase the number of shares available for grant under the InfrastruX 2007 Equity Incentive Plan.

(x)  Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of common stock shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of common stock shares outstanding during the period and potentially dilutive common stock equivalents, except in cases where the effect of the common stock equivalent would be antidilutive. As the Company is in a loss position, basic and diluted net loss per share are the same. The amounts and shares used to compute basic and diluted net loss per shares are as follows:

				Three months
				ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Net loss	$(41,801)	(36,568)	(30,585)	(6,375)	(18,415)
Net loss per share, basic and diluted	(0.85)	(0.75)	(0.62)	(0.13)	(0.37)
Weighted average common shares outstanding basic and diluted	48,950,360	48,950,360	49,125,922	49,081,200	49,184,094

Potential common stock equivalents that have been issued by the Company are stock appreciation rights, restricted stock units, and Senior Redeemable Convertible Cumulative Preferred Stock plus accrued dividends. Using the treasury stock method, potential common stock shares for outstanding stock appreciation rights and restricted stock units to purchase approximately 4,370,660, 4,381,740,

InfrastruX Group, Inc.

4,320,660 and 4,100,600 shares of common stock were excluded from the calculation of diluted net loss per share for the years ended December 31, 2008 and 2009, and the three months ended March 31, 2009 (unaudited) and 2010 (unaudited), respectively, because they were antidilutive. The Company had no outstanding stock appreciation rights or restricted stock units prior to January 2008. Using the if-converted method for the Senior Redeemable Convertible Cumulative Preferred Stock issued in 2009, the potential common stock shares for the outstanding Senior Redeemable Convertible Cumulative Preferred Stock and accrued dividends to purchase approximately 4,048,582 and 4,180,162 shares of common stock were excluded from the calculation of diluted net loss per share for the year ended December 31, 2009 and the three months ended March 31, 2010 (unaudited), respectively, because they were antidilutive.

(y)  Accounting pronouncements issued not yet adopted

New accounting standards on “Revenue Arrangements with Multiple Deliverables” were issued in September 2009 and updated the current guidance pertaining to multiple-elements revenue arrangements. This new guidance will be effective for our annual reporting period beginning January 1, 2011. We are currently evaluating the impact of this new standard on our financial position, results of operations, cash flows, and disclosures.

(2)  Use of estimates in the preparation of financial statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change include percentage complete and estimated earnings or losses on construction projects, the allocation of the purchase price of acquired companies, the allowance for doubtful accounts, the fair value of goodwill, asset impairments, the fair value of derivatives, the net realizable value of inventories, the useful lives of long-lived assets, the valuation of deferred tax assets, warranty reserves related to restoration service and insurance reserves. Actual results could differ from those estimates.

During 2008, the Company entered into a new agreement with a significant customer to provide certain transmission and distribution maintenance and construction services over a 10.5-year term that became effective on August 1, 2008 and superseded all previous contracts with this customer. The arrangement provides for certain volume-based thresholds, which correspond with volume-based and other customer incentives. Additionally, the contract requires the Company to maintain certain service levels which, if not achieved, could result in payments to the customer by the Company. The Company’s revenue recognition includes estimates for the volume-based customer incentives based on current and projected performance relative to the thresholds, and includes estimated payments that could result to the customer if service levels are not achieved based on actual and projected performance relative to the service levels. Future changes in these estimates, or divergence in actual incentives or payments from these estimates, could have a material impact on revenue recognized in future periods.

(3)  Acquisitions

InfrastruX

On May 8, 2006, through InfrastruX Holdings, LLC, TPF acquired 100.0% of the outstanding shares of the former company. The total consideration, net of cash acquired, paid for by InfrastruX Holdings, LLC was $269,976. Included in the consideration was $7 purchase price adjustment to goodwill during 2007.

InfrastruX Group, Inc.

As part of the acquisition of InfrastruX, the Company entered into employment agreements with certain members of senior management that call for future issuances of share-based instruments, the terms of which were finalized in 2008 (note 13).

Hawkeye

On November 3, 2006, the Company acquired 100.0% of Hawkeye, LLC and its affiliates, Bemis, Halpin and Premier (Hawkeye Acquisition). The results of Hawkeye’s operations have been included in the consolidated financial statements since the date of acquisition. Hawkeye is an electrical and gas contractor servicing the utility industry primarily in the Eastern United States. Hawkeye, through its affiliates, also provides telecommunications/fiber-optic installation, utility locating and mapping services, and an array of general contracting services, including civil/structural, electrical, and mechanical projects.

The total consideration, net of cash acquired of $4,249, paid for Hawkeye and its affiliates was $139,296. The total cash consideration paid by the Company, net of cash acquired was $90,774 in 2006 and $99 in 2007. The Company paid an additional cash amount of $7,000 in equal installments every six months through May 2008, with interest accruing at the three-month LIBOR fixed as of November 3, 2006 (5.4%). TPF, through InfrastruX Holdings, LLC, paid for a portion of the acquisition on the Company’s behalf in the form of $41,423 in cash and equity interest in InfrastruX Holdings, LLC, plus the Company issued 3,202,360 common shares to InfrastruX Holdings, LLC for consideration of the transfer of interest in Hawkeye and one of its affiliates. In connection with the Hawkeye Acquisition, the Company issued notes payable in the amount of $309,000 (note 9).

The purchase agreement contained a provision allowing the sellers to realize additional consideration in 2008 based on certain earnings performance measures of the acquired Hawkeye companies in 2007 and 2008. The provision required the seller to maintain employment through December 31, 2008 in order to be eligible to receive the full amount of any potential payout. No amounts were earned under this agreement in 2007 and amounts earned in 2008 of $17,500 were expensed in 2008 and are included in selling, general and administrative expenses in the consolidated statements of operations. The outstanding accrued payable as of December 31, 2008 for the earned payout was $17,500, which was paid in full in May 2009.

The allocation of the purchase price was subject to refinement as of December 31, 2006 as the Company was waiting for certain information related to the determination of fair values. Specifically, additional equipment appraisal information and revisions to inventory valuation, taxes, cash, contracts acquired, union related accruals, certain lease values and customer relationship values were not finalized until 2007.

InfrastruX Group, Inc.

The following table summarizes the estimated fair value of the assets acquired, excluding cash acquired of $4,249, and liabilities assumed at the date of the acquisition of Hawkeye and upon final allocation of the purchase price:

	Preliminary
	purchase price
	allocation	Purchase
	as of	price	Final
	December 31,	adjustments	purchase price
	2006	during 2007	allocation

Current assets	$5,457	—	5,457
Accounts receivable, net	45,316	(8,866)	36,450
Property and equipment	14,187	12,076	26,263
Other assets	145	2,586	2,731
Intangible assets	57,251	—	57,251
Goodwill	46,915	9,004	55,919

Total assets acquired	169,271	14,800	184,071

Current liabilities	27,071	(1,497)	25,574
Capital leases	—	14,020	14,020
Deferred tax liability	—	2,178	2,178
Long-term liabilities	3,003	—	3,003

Total liabilities assumed	30,074	14,701	44,775

Net assets acquired	$139,197	99	139,296

The acquired intangible assets, all of which are being amortized, consist of customer relationships and have a weighted average useful life of approximately 13.0 years as of the acquisition date of November 3, 2006. At the date of acquisition, tax deductible goodwill acquired was $48,281.

CableWISE

On January 29, 2007, the Company acquired the operating assets and other rights related to the CableWISE operations. The results of CableWISE’s operations have been included in the consolidated financial statements since that date. CableWISE utilizes an online, passive technique that utilizes radio frequency pulses emitted by a cable system while it is in service, to assess the remaining life of the cable, splices, terminations and other electrical equipment connected to the circuit. The aggregate purchase price of $100 was paid in cash.

The purchase agreement contains a provision requiring future payments, which are contingent upon the amount of testing performed using the CableWISE technology, not to exceed $2,000. The Company charged amounts due under this provision as royalty expense beginning in 2007.

The estimated fair value of assets acquired was $50, which consisted of vehicles and testing equipment; no liabilities were assumed. The $50 of goodwill is fully deductible for tax purposes.

RTS Construction Company

On August 10, 2007, the Company acquired the operating assets and other rights related to RTS’s operations. The results of RTS have been included in the consolidated financial statements since that date. The aggregate purchase price of $2,470 was paid in cash.

InfrastruX Group, Inc.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition:

Final
purchase price
allocation

Property and equipment	$2,386
Prepaid taxes	16
Intangible assets	95

Total assets acquired	2,497
Accrued liabilities	27

Net assets acquired	$2,470

(4)  Goodwill and intangible assets

Goodwill

The Company completed its annual evaluations for impairment of goodwill as of April 30, 2007 and 2008 and performed an additional evaluation for impairment of goodwill as of December 31, 2008 due to a triggering event that indicated additional impairment may have occurred in one of its regions. To estimate the fair value of each reporting unit for the 2007 and 2008 goodwill impairment evaluations, the Company utilized the “income” valuation approach based on Level 3 inputs in the fair value hierarchy. Under the “income approach”, the Company estimated the fair value of the reporting units using the invested capital method, which discounts projected cash flows using a calculated weighted average cost of capital. The Company considered the following assumptions, among others, in performing this analysis: forecasted revenues, expense ratios and profit margins, working capital cash flow, attrition/retention rates, tax rates, and long-term discount rates. All of these assumptions require significant judgments by the Company.

The 2007 impairment analysis indicated impairment in two of the Company’s reporting units of $35,484, which is recognized as operating expense presented as goodwill impairment in the consolidated statements of operations for the year ended December 31, 2007. The primary factor contributing to the impairment charge was the reduction in current and forecasted future performance levels for the Eastern reporting unit, and for the Midwest/National reporting unit as of April 30, 2007, the testing date. The 2008 impairment analyses indicated goodwill impairment of $26,484 in the Company’s Eastern reporting unit. The primary factor contributing to the impairment charge was the reduction in current and forecasted performance levels for that reporting unit. In the fourth quarter of 2008, there was an additional change in current and forecasted future performance levels for the Company’s Eastern reporting unit and the departure of a key executive and former owner of one of the Company’s smaller subsidiaries in the Eastern reporting unit that indicated additional impairment may have occurred. As a result, the Company performed an additional impairment test, which considered the elimination of that subsidiary and current and forecasted future performance levels under then-existing economic conditions and resulted in an additional $18,784 in goodwill impairment in the Eastern reporting unit. Accordingly, the Company recognized total goodwill impairment of $45,268 in 2008.

For the year ended December 31, 2009, the Company performed an evaluation of impairment of goodwill at April 30, 2009. For the April 30, 2009 evaluation, the Company used a combination of “income” and “market” approaches to determine fair value. These valuation approaches were weighted 10% and 90% for the “income” and “market” approaches, respectively. Under the “market” approach, the Company estimated the fair value of each reporting unit based on earnings multiples of comparable

InfrastruX Group, Inc.

public companies as well as indicators from interested acquirers based on Level 2 inputs in the fair value hierarchy. Under the “income” approach, the Company used the same valuation method as used in its 2008 impairment test. No impairment charges were required as a result of this evaluation. In May 2009, the Company changed its annual test date to November 30 to better align impairment testing with year-end procedures. Thus, another evaluation of impairment of goodwill was performed as of November 30, 2009. At the November 30, 2009 evaluation date, the Company used a combination of “income” and “market” approaches that were weighted 20% and 80%, respectively.

A summary of changes in the Company’s goodwill consisted of the following:

	December 31			March 31
	2007	2008	2009	2010

				(unaudited)

Goodwill:
Beginning balance	$129,117	102,694	57,426	57,426
Additions	50	—	—	—
Adjustments	9,011	—	—	—
Impairment	(35,484)	(45,268)	—	—

	$102,694	57,426	57,426	57,426

Intangible assets

Intangible assets consisted of the following:

		December 31		March 31
	Useful life	2008	2009	2010

				(unaudited)

Intangible assets:
Customer relationships	13.0 yrs	$90,453	90,453	90,453
Trade name valuation	20.0 yrs	4,909	4,909	4,909
Developed technology	15.0 yrs	20,004	20,004	20,004
Patents issued	12.0 yrs	57	128	128
Patents pending		360	554	601
Trademarks issued and pending		43	63	65

		115,826	116,111	116,160
Less accumulated amortization		(20,566)	(29,118)	(31,256)

		$95,260	86,993	84,904

As a result of the departure of a key executive and former owner of one of the Company’s smaller subsidiaries, deterioration of business, and the sale of the tangible assets of that subsidiary, an impairment charge to customer relationship intangibles in the amount of $7,620 was recognized in 2008. The impairment charge was calculated using an income approach based on Level 3 inputs in the fair value hierarchy. The impairment charge is reflected as intangible asset impairment in the consolidated statements of operations and consolidated statements of cash flows.

InfrastruX Group, Inc.

Intangible assets are amortized straight-line over the periods noted above. Amortization expense, including developed technology intangible amortization recorded in cost of revenues, for amortizing intangible assets consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Cost of revenues—development technology	$1,333	1,333	1,333	333	333
Selling, general and administrative expenses	7,818	7,445	7,219	1,803	1,805

Total amortization expense	$9,151	8,778	8,552	2,136	2,138

The remaining weighted average amortization period for all intangible assets as of March 31, 2010 is 9.9 years. Estimated amortization charges for the next five years, 2010—2014, from intangible assets as of December 31, 2009 are $8,554 per year.

(5)  Accounts receivable, net

Accounts receivable, net, consisted of the following:

	December 31		March 31
	2008	2009	2010

			(unaudited)

Trade receivables—billed	$131,904	68,099	80,069
Unbilled receivables	33,363	25,876	35,783
Retainage	10,287	2,799	2,433

	175,554	96,774	118,285
Less allowance for doubtful accounts	(3,406)	(1,185)	(1,073)

	$172,148	95,589	117,212

The Company generally expects all accounts receivable to be collected within one year. The unbilled receivables include work that has been performed and is billable, but not yet billed, as well as work that has been performed but is not yet allowed to be billed due to contractual terms. Retainage represents amounts held by customers for work performed pending completion of a project or the passage of an agreed-upon date pursuant to contractual provisions.

The Company’s allowance for doubtful accounts activity consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Balance at the beginning of the period	$1,978	2,341	3,406	3,406	1,185
Provision for bad debts	12	1,475	722	183	148
Deductions for write-offs, net of recoveries	351	(410)	(2,943)	(468)	(260)

Balance at the end of the period	$2,341	3,406	1,185	3,121	1,073

InfrastruX Group, Inc.

The provision for bad debts is included in selling, general and administrative expenses in the consolidated statements of operations.

(6)  Derivative instruments

In June 2006 and December 2006, the Company entered into interest rate swap agreements for notional amounts of $102,500 and $62,500, respectively, to partially offset interest rate exposure with respect to its term loans. The commencement date of the June 2006 swap transaction was June 26, 2006, and it expired on June 26, 2009. The commencement date of the December 2006 swap transaction was December 31, 2006, with $62,500 maturing June 25, 2009, at which time the notional amount increased to $165,000 with a final maturity date of December 31, 2009.

The fair values of the June 2006 and December 2006 swap agreements are included in other current liabilities on the consolidated balance sheets in the amount of $6,450 and $0 as of December 31, 2008 and 2009, respectively.

In April 2009, the Company entered into an interest rate swap for a notional amount of $187,027 declining quarterly with a fixed rate of 1.889% in exchange for floating rates until December 31, 2011. This interest rate swap’s term commences December 31, 2009. The fair value of this interest rate swap is included in other long-term liabilities in the amount of $2,072 and $2,928 as of December 31, 2009 and March 31, 2010 (unaudited), respectively.

(7)  Property and equipment, net

Property and equipment, net, all of which secures debt of the Company, at cost, consisted of the following:

	December 31		March 31
	2008	2009	2010

			(unaudited)

Machinery and equipment	$200,564	222,421	229,221
Office furniture and equipment	10,294	12,743	12,765
Land	1,488	1,488	1,488
Building	1,425	2,078	2,102

	213,771	238,730	245,576
Less accumulated depreciation	(80,424)	(106,603)	(113,063)

	$133,347	132,127	132,513

Included in machinery and equipment is $27,438, $16,567 and $15,393, and included in office furniture and equipment is $867, $79 and $79, at cost as of December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively, for the cost of property that has been capitalized under capital leases.

Depreciation expense, including amortization for assets under capital leases, consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Depreciation expense	$33,318	32,804	31,366	8,019	7,721

InfrastruX Group, Inc.

(8)  Other current liabilities

Other current liabilities consisted of the following:

	December 31		March 31
	2008	2009	2010

			(unaudited)

Accrued payroll, bonuses and related costs	$37,332	20,296	23,170
Accrued insurance	23,718	21,578	21,040
Accrued earnout	17,500	—	—
Accrued job costs	14,064	6,060	7,699
Billings in excess of earnings	9,621	5,153	5,535
Derivative interest rate swap	6,450	—	—
Accrued management fee	4,592	6,773	7,337
Other	5,677	6,604	7,360

	$118,954	66,464	72,141

(9)  Long-term debt

Long-term debt consisted of the following:

	December 31		March 31
	2008	2009	2010

			(unaudited)

InfrastruX credit facility:
$309,000 term loan	$251,127	239,111	238,799
$100,000 revolving line of credit	5,000	17,000	38,000
Other obligations:
Various equipment financing	1,813	3,569	3,144
Total debt	257,940	259,680	279,943

Less current portion	(4,578)	(4,306)	(4,196)

Total long-term debt	$253,362	255,374	275,747

InfrastruX Credit Facility (originated 2006, amended in 2007 and 2009)

In November 2006, the Company and InfrastruX Holdings, LLC entered into a credit agreement with a group of banks (InfrastruX Credit Facility), providing a six-year term loan B of up to $309,000, a $21,000 delayed draw loan subject to unutilized fees, and a five-year revolving line of credit of $100,000 with an interest rate of an Alternate Borrowing Base (ABR) or Eurodollar rate at the Company’s option. ABR is a fluctuating interest rate equal to the higher of (a) the prime rate or (b) the sum of the Federal Funds Effective Rate most recently determined plus 0.5% per annum. Eurodollar rate means the applicable London interbank-offered rate (LIBOR) plus a margin of 3.3%. The term loan was established to refinance the debt used to fund the purchase of InfrastruX by TPF and to fund InfrastruX’s purchase of Hawkeye and its affiliates. Per the InfrastruX Credit Facility, InfrastruX Holdings, LLC is a guarantor of this credit agreement and has pledged its equity interest as collateral. The InfrastruX Credit Facility was amended in September 2007 and October 2009 when the Company secured changes to certain covenants.

The InfrastruX Credit Facility, as amended in October 2009, contains restrictive covenants, including financial covenants to maintain an interest coverage ratio of not less than 2.00 to 1.00 based on

InfrastruX Group, Inc.

information from the trailing four quarters beginning the quarter ending September 30, 2010 and increasing up to 3.90 to 1.00 by June 30, 2011 and a maximum total leverage ratio of 5.50 to 1.00 based on information from the trailing four quarters beginning the quarter ending September 30, 2010 and decreasing to 2.60 to 1.00 by December 31, 2011. In connection with an amendment to the InfrastruX Credit facility in October 2009, which became effective as of September 30, 2009, a minimum consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) covenant, and a minimum liquidity covenant was added to the financial covenants, requiring the Company to maintain a minimum level of consolidated EBITDA ranging from $31,000 to $48,000 for the trailing four fiscal quarters beginning with the quarter ended September 30, 2009 until the quarter ending June 30, 2010 and at least $20.0 million in available liquidity as of any month ending on or prior to June 30, 2010. The Company is required to be in compliance with the consolidated EBITDA covenant on a quarterly basis and the minimum liquidity covenant on a monthly basis. The Company’s ability to maintain compliance with these financial covenants depends on the Company’s operating performance, which could be impacted by the current economic downturn and the impact of that downturn upon the industries and customers the Company serves. In addition, the InfrastruX Credit Facility includes other customary restrictions including requirements to furnish audited financial statements, changes in the business, other indebtedness, liens, disposition of property, capital expenditures, use of proceeds, restricted payments and investments.

The term loan matures in November 2012 and requires monthly interest payments at a rate per annum at either (i) the base rate, generally the applicable prime lending rate, plus a margin of 3.50% (subject to a base rate floor of 3.50% or LIBOR plus 1.00%) or (ii) LIBOR plus a margin of 4.50% (subject to a LIBOR floor of 2.50%). The October 2009 amendment requires the Company to pay a supplemental cash amount of 0.50% per annum on the term loan and 1.00% per annum on the revolving line of credit plus an additional 0.50% per annum in the event of a ratings downgrade or the total leverage ratio is less than 3.50 to 1.00. Additionally, with respect to the term loan, the amendment in September 2007 and in October 2009 requires InfrastruX to increase the outstanding principal balance by 0.5% per annum of the principal amount of the term loan by capitalizing this supplemental term loan deferred fee amount (payment in kind—PIK) at the time that the supplemental term loan cash amount is paid. The interest rate was 4.7%, 8.0% and 8.0% as of December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively. The total amount capitalized for the supplemental term loan deferred fee was $1,628, $2,886 and $3,185 as of December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively.

The term loan requires quarterly principal payments. Excess cash flow payments, if required under the InfrastruX Credit Facility, are due within 120 days of year end. The term loan is secured by substantially all of the assets of the Company. The revolving line of credit matures in November 2011 and requires monthly interest payments at the same rate as the term loan with any outstanding principal balance due upon maturity, and is also secured by substantially all of the assets of the Company. The revolving line of credit was established to provide working capital flexibility and is available for loans and letters of credit. The letters of credit outstanding at any time shall not exceed $60,000. There was an outstanding balance of $5,000, $17,000 and $38,000 on the revolving line of credit as of December 31, 2008, and 2009, and March 31, 2010 (unaudited), respectively. Additionally, there were letters of credit outstanding of $14,246, $13,771 and $13,754 as of December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively. The total amount available for borrowing under the revolving line of credit was $80,754, $69,229 and $48,246 as of December 31, 2008, and 2009, and March 31, 2010 (unaudited), respectively. The Company had reclassified $753 and $310 from long-term debt to current portion of long-term debt for the required excess cash flow payment in 2008 and 2009, respectively. The revolving line of credit is subject to commitment fees, which are paid on the unutilized portion of this line.

InfrastruX Group, Inc.

As part of the September 2007 amendment process, a $50,000 equity contribution was made to InfrastruX and those proceeds, net of expenses, were immediately used to pay down the term loan principal balance, which resulted in the write-off of $1,373 of unamortized deferred financing costs and third-party fees, included in loss on modification of debt in the consolidated statements of operations.

On May 8, 2009, the Company executed a consent and waiver agreement for the InfrastruX Credit Facility related to its failure to provide audited financial statements issued within 120 days of year end. In exchange for the consent and waiver agreement, the Company paid a fee of $1,164. A portion of the fee in the amount of $236 that related to the term loan was expensed as incurred.

As part of the October 2009 amendment process, the Company issued, and InfrastruX Holdings, LLC acquired, 20,000 shares of 15% Senior Redeemable Convertible Cumulative Preferred Stock for an aggregate purchase price of $20,000, from which the Company made a $10,000 mandatory prepayment on the term loan principal balance. The 15% Senior Redeemable Convertible Cumulative Preferred Stock is pledged as collateral under the InfrastruX Credit Facility. In addition, the October 2009 amendment requires the Company to repay quarterly outstanding amounts under the revolving line of credit with cash on hand in excess of $15,000 plus the sum of all payment obligations, if any, due and to be paid within five business days of the quarter end until the earlier of September 30, 2011 and the date the Company meets leverage and interest coverage ratios in effect prior to the October 2009 amendment. Beginning with the fiscal quarter ending September 30, 2010, the amendment also requires the Company to increase the principal amount of the term loan at a rate of 1.00% per annum if consolidated EBITDA is less than a specified amount for the previous four fiscal quarters. In addition, the Company capitalized an arrangement and amendment fee, as well as legal fees and expenses incurred by lenders’ counsel, in the aggregate amount of $2,782 related to the October 2009 amendment.

In connection with the amendment to the InfrastruX Credit Facility in October 2009, the Company determined that a convertible note that was issued in September 2007 held by InfrastruX Holdings, LLC with TPF had constituted a default under the InfrastruX Credit Facility. Thus, the $50,000 convertible note, along with $17,840 accrued interest, was converted into preferred equity interests in InfrastruX Holdings, LLC, and the default was waived by the lenders.

The unamortized deferred financing costs related to the InfrastruX Credit Facility for the September 2007 and October 2009 amendments and the May 2009 waiver fee were $6,055, $6,975 and $6,282 as of December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively.

The principal amounts of long-term debt maturities for the next five years at December 31, 2009 are as follows:

Year ending December 31:
2010	$3,996
2011	20,702
2012	234,982

$259,680

Various equipment financing

The Company’s subsidiaries have entered into various long-term equipment financing agreements requiring monthly payments at interest rates ranging from 0.0% to 8.0%, which mature at various dates through May 2012. These loans are collateralized by the equipment and some are guaranteed by InfrastruX.

InfrastruX Group, Inc.

(10)  Preferred stock subject to mandatory redemption

In October 2009, the Company authorized and issued 20,000 shares of 15% Senior Redeemable Convertible Cumulative Preferred Stock (senior preferred stock) to InfrastruX Holdings, LLC for a purchase price of $19,887, net of issuance costs of $113. As of December 31, 2009 and March 31, 2010 (unaudited), 20,000 shares of the senior preferred stock are outstanding.

The senior preferred stock ranks senior to all other classes of common stock and preferred stock, if and when authorized or issued. However, the holders of the senior preferred stock are not entitled to vote together with the holders of common stock and are not considered equal in regards to rights and privileges.

The holders of the senior preferred stock are entitled to receive cumulative dividends at a rate of 15% per year on the issuance price of $1,000 (the liquidation preference) per share. These dividends are compounded quarterly and become payable on a quarterly basis. Such dividends accrue whether or not they have been declared by the Company. To the extent that dividends are not paid on a quarterly basis, accumulated dividends will be added to the liquidation preference. As of December 31, 2009 and March 31, 2010 (unaudited), dividends accrued were $650 and $1,424, respectively.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the senior preferred stock shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount equal to the issuance price of $1,000 per share plus all accrued and unpaid dividends. As of March 31, 2010 (unaudited), the total senior preferred stock liquidation preference was $21,424. Upon payment of the liquidation preference, the remaining assets of the Company would be distributed to the holders of the common stock and the holders of the senior preferred stock based on the number of shares of the common stock held by each (assuming conversion into stock of all outstanding senior preferred stock). Neither the consolidation nor the merger of the Company is deemed to be a liquidation, dissolution or winding up event.

Each share of the senior preferred stock is convertible into common stock at any time at the option of the holder. The conversion into common stock is calculated by dividing the liquidation preference by the conversion price to determine the number of shares of common stock to be issued. The conversion price is based on either a 10-day average trading price should the Company’s common stock be listed on a public exchange or the fair value as determined by the Board of Directors if the Company’s common stock is not publicly listed. In either case, the conversion price is subject to a mandatory floor of $0.50 per share. As of March 31, 2010 (unaudited), the maximum number of shares of common stock that would be issued upon conversion of the senior preferred stock using the $0.50 per share minimum floor price would be 42,848,750 shares. If the conversion were to occur at the current fair value of the Company’s common stock of $3.12 per share, a total of 6,866,787 shares of common stock would be issued. As of March 31, 2010 (unaudited), the Company had 300,000,000 shares of common stock authorized for issuance and 49,021,653 shares of common stock outstanding.

The senior preferred stock is subject to mandatory redemption on the earlier of the first date certain conditions contained in the InfrastruX Credit Facility have been satisfied or six months after the date there are no obligations or commitments outstanding under the InfrastruX Credit Facility. The InfrastruX Credit Facility term loan matures in November 2012. The redemption amount is equal to the liquidation preference amount. Redemption of the senior preferred stock can only be completed for cash.

There are no provisions related to the senior preferred stock that allow for adjustment to the liquidation preference in connection with a conversion or redemption event. The Company has classified the senior preferred stock as a liability, and has separately disclosed the senior preferred stock on the consolidated financial statements as “Preferred Stock Subject to Mandatory Redemption net.” All associated

InfrastruX Group, Inc.

dividends, whether paid or accrued, are recorded as interest expense in the consolidated statements of operations.

(11)  Lease commitments

The Company has operating lease agreements for premises and equipment that expire on various dates, including building leases from related-parties as discussed in note 15. The terms of these agreements vary from lease to lease, including some that are subject to escalation clauses. The Company recognizes rent expense on a straight-line basis over the lease period. Rent expense related to operating leases consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Rent expense—cost of revenue	$36,800	37,277	27,594	7,175	6,022
Rent expense—selling, general and administrative	2,329	2,677	3,688	1,220	736

Total rent expense	$39,129	39,954	31,282	8,395	6,758

Rent expense related to operating leases with terms greater than one year in duration was $8.2 million, $11.6 million and $15.1 million for the years ended December 31, 2007, 2008 and 2009, respectively, and $3.8 million and $4.0 million for the three months ended March 31, 2009 (unaudited) and 2010 (unaudited), respectively. Rent expense related to operating leases with terms less than one year in duration was $30.9 million, $28.4 million and $16.2 million for the years ended December 31, 2007, 2008 and 2009, respectively, and $4.6 million and $2.8 million for the three months ended March 31, 2009 (unaudited) and 2010 (unaudited), respectively.

The Company also has capital lease agreements for equipment with terms that vary from lease to lease.

Minimum future lease commitments under noncancelable operating leases with terms greater than one year in duration, including the effect of certain renewal options and escalation clauses, and future minimum lease payments for capital leases in effect at December 31, 2009 are as follows:

	Operating	Capital
	leases	leases

Year ending December 31:
2010	$14,663	6,033
2011	10,965	769
2012	9,495	830
2013	6,844	38
2014	5,396	—
Thereafter	7,136	—

Total future minimum lease payments	$54,499	7,670

Less interest included in minimum capital lease payments		(673)

Capital lease obligations		6,997
Less current portion		(3,840)

Long-term portion of capital lease obligations		$3,157

InfrastruX Group, Inc.

InfrastruX has guaranteed the residual value on certain of its equipment leases. InfrastruX guarantees the difference between this residual value and the fair value of the underlying asset at the date of termination of the leases. The maximum aggregate guaranteed residual value was approximately $9,025, $5,192 and $5,065 as of December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively. InfrastruX believes that no significant payments will be made as a result of the difference between the fair value of the leased equipment and the guaranteed residual value. However, there can be no assurance that future significant payments will not be required.

(12)  Income taxes

The income tax benefit consisted of the following:

	Year ended December 31
	2007	2008	2009

Current provision (benefit):
Federal	$(3,230)	8,495	(9,286)
State	777	2,703	(353)

Total current provision (benefit)	(2,453)	11,198	(9,639)

Deferred provision (benefit):
Federal	(12,639)	(21,887)	(1,438)
State	716	(3,339)	70

Total deferred benefit	(11,923)	(25,226)	(1,368)

Total income tax benefit	$(14,376)	(14,028)	(11,007)

The following is a reconciliation of the difference between the amount of federal income tax benefit computed by multiplying pretax book income by the statutory rate and the amount of federal income tax benefit in the consolidated statements of operations. The most significant reconciling items are state income taxes and nondeductible expenses, comprised of nondeductible goodwill impairment charges, initial public offering expenses and the cost to provide meals to the Company’s work crews. Reconciliations between the statutory federal income tax rate and the Company’s effective income tax rate were as follows:

	Year ended December 31
	2007	2008	2009

Income tax at statutory rate	35.0%	35.0%	35.0%
State income, net of federal benefit	3.8	3.7	5.0
Non deductible goodwill impairment	(5.0)	(6.1)	—
Nondeductible permanent differences:
Meals and entertainment	(2.9)	(3.1)	(2.6)
Initial public offering expenses	—	—	(4.5)
State net operating loss valuation allowance	(6.5)	(0.6)	(4.6)
Other	1.2	(1.2)	(1.9)

	25.6%	27.7%	26.4%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes,

InfrastruX Group, Inc.

net operating losses (NOLs), and tax credit carryforwards. The tax effects of significant items comprising the Company’s deferred tax assets and liabilities consisted of the following:

	December 31
	2008	2009

Deferred tax assets:
Goodwill	$17,261	20,671
Net operating loss—federal, state and foreign	5,612	12,417
Bonuses	7,308	379
Capital lease obligations	3,965	2,381
Self insurance	440	2,447
Derivatives	2,501	1,125
Other	7,688	6,888

Total deferred tax assets	44,775	46,308
Less valuation allowance state and foreign net operating losses	(5,588)	(7,544)

Net deferred tax assets	39,187	38,764

Deferred tax liabilities:
Property, plant, and equipment	(29,900)	(30,496)
Intangibles	(17,353)	(15,688)
Capital leases	(3,875)	(2,321)
Other	(3)	(498)

Total deferred tax liabilities	(51,131)	(49,003)

Net deferred tax liabilities	$(11,944)	(10,239)

In assessing the valuation of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income through operations and reversal of taxable temporary differences during the periods in which those temporary differences become deductible.

The Company analyzed its deferred tax assets and liabilities by significant jurisdiction and considered a number of factors, including both positive and negative evidence, in determining the realizability of its deferred tax assets. The Company’s taxable temporary differences are expected to reverse in the same periods as the Company’s deductible temporary differences. Based upon weighing the evidence available, the Company believes that, other than the state and foreign net operating loss (NOL) carryforwards discussed below, it is more likely than not that the deferred tax assets will be realized.

The Company had federal, state and foreign NOL carryforwards as of December 31, 2008 and 2009 of $5,612 and $12,394, respectively, for federal, state and foreign income tax purposes. Federal and state losses expire in 2010 through 2029. Foreign losses do not expire. A valuation allowance has been established due to the uncertainty of realizing these state and foreign NOL carryforwards. A valuation allowance of approximately $5,588 and $7,544 as of December 31, 2008 and 2009, respectively, was established for losses that may not be realizable due to uncertainty in future business operations in individual jurisdictions. Additionally, restrictions imposed as a result of ownership changes may limit the amount of state NOL carryforwards available to offset future taxable income in a given state. For the years ended December 31, 2008 and 2009, the valuation allowance increased by $345 and $1,956, respectively.

InfrastruX Group, Inc.

Effective January 1, 2007, the Company applied the minimum recognition threshold for a tax position, which it is required to meet before being recognized in the consolidated financial statements. The change in the liability for unrecognized tax benefits during 2008 consisted of the following:

Unrecognized tax benefits at January 1, 2008	$5,126
Gross decreases—settlement of uncertain tax positions	(5,126)

Unrecognized tax benefits as of December 31, 2008	$—

There are no significant unrecognized tax benefits as of December 31, 2008 and 2009 that, if recognized, would affect the effective tax rate. The Company’s policy is to classify interest accrued or penalties related to unrecognized tax benefits as a component of income tax expense in the consolidated statements of operations.

All federal and state tax years since inception remain open to examination by major taxing jurisdictions to which the Company is subject. The Company is indemnified by the former company’s parent for tax liabilities incurred and unsettled prior to the acquisition date in 2006. As of December 31, 2009, the Company does not anticipate a significant increase or decrease with respect to its unrecognized tax benefits within the next 12 months.

(13)  Shareholders’ equity

Share-based compensation expense

(a)  Overview
On December 12, 2007, the InfrastruX Board of Directors and Shareholder approved the adoption of the InfrastruX 2007 Equity Incentive Plan, which reserved 5,400,000 shares for issuance. In January 2008, the Company granted 4,179,500 stock appreciation rights and restricted stock units to a number of employees within the organization as approved by the Board of Directors. In December 2008 and October 2009, the Company granted 582,500 and 525,000, respectively, of stock appreciation rights and restricted stock units to a number of employees within the organization as approved by the Board of Directors. Stock appreciation rights have a term of 10.0 years from the date of grant. The restricted stock units have a term of six months and one day following termination of service or a change in control of the Company as defined in the Equity Incentive Plan. All stock appreciation rights and restricted stock units fully vest upon a change in control, or if the cumulative proceeds to TPF upon an exit event, including an initial public offering, equal or exceed two times its investment if such exit event is prior to May 8, 2010.

For the stock appreciation rights and restricted stock units issued in January 2008, 20.0% vested on the date of grant, 20.0% vested in May 2008 and 20.0% vest annually thereafter over the next three-year period commencing one year after May 2008. For the stock appreciation rights of 42,500 issued in December 2008 and for the stock appreciation rights and restricted stock units of 525,000 issued in October 2009, 20.0% vested on the date of grant and 20.0% vest annually thereafter over the next four-year period commencing one year after the grant date. The remaining stock appreciation rights and restricted stock units of 540,000 issued in December 2008 follow the vesting schedule of the grants issued in January 2008, except 40.0% vested upon issuance.

Once vested, each holder of a stock appreciation right is entitled to the positive difference, or spread, if any, between the base price and the fair market value of a share of common stock of the Company on the date of exercise. Upon exercise, the spread will be paid in whole shares of the Company’s common stock with a fair market value equal to the spread.

InfrastruX Group, Inc.

The holders of restricted stock units are not entitled to receive dividends nor share the same rights and privileges as the holders of common stock. Once vested, each holder of a restricted stock unit is entitled to receive the same number of common shares of the Company.

The Company recorded expense related to its share-based compensation plans of $4,308 and $1,966 for the years ended December 31, 2008 and 2009, respectively, and $394 and $363 for the three months ended March 31, 2009 (unaudited) and 2010 (unaudited), respectively. As of December 31, 2008 and 2009, March 31, 2010 (unaudited), there were 898,500, 802,699 and 1,228,107, respectively, shares available for future issuance under the Company’s share-based compensation plan.

(b)  Stock appreciation rights
For purposes of determining compensation expense for stock appreciation right awards, the fair value of each stock appreciation right award is estimated on the date of grant using the Black-Scholes option pricing model. The key assumptions used in the Black-Scholes model for stock appreciation rights granted were as follows:

Year ended December 31	2008	2009

Dividend yield	—	—
Risk-free interest rate	1.7% - 3.1%	2.7%
Expected volatility	48.0% - 56.0%	59.0%
Expected term	5.8 - 6.0 years	5.8 - 6.0 years

The dividend yield assumption is based on the Company’s current intent not to declare or issue dividends. The risk-free interest rate is based on the U.S. Treasury rate for the expected term of the award at the time of grant. The Company’s expected volatility is based on the average volatilities of peer companies. The Company is using the “simplified method” to calculate expected terms of the awards, which represents the period of time that stock appreciation rights granted are expected to be outstanding.

InfrastruX Group, Inc.

A summary of stock appreciation rights activity consisted of the following:

			Weighted
		Weighted	average
	Stock	average	remaining	Aggregate
	appreciation	base	life	intrinsic
	rights	price	(years)	value

Stock appreciation rights outstanding, December 31, 2007	—	$—
Granted	4,434,900	3.53
Forfeited	(150,000)	3.53
Expired unexercised	(100,000)	3.53

Stock appreciation rights outstanding, December 31, 2008	4,184,900	3.53	9.0	$7,160
Granted	525,000	4.94
Forfeited	(362,400)	4.54
Exercised	(84,800)	3.53

Stock appreciation rights outstanding, December 31, 2009	4,262,700	3.62	8.2	5,637
Forfeited*	(197,600)	3.62
Expired unexercised*	(500)	3.53
Exercised*	(280,800)	3.53

Stock appreciation rights outstanding, March 31, 2010*	3,783,800	3.62	7.9	—

Stock appreciation rights vested and exercisable December 31, 2008	1,665,460	3.53	9.0	2,849
Stock appreciation rights vested and exercisable December 31, 2009	2,596,940	3.59	8.2	3,514
Stock appreciation rights vested and exercisable March 31, 2010 (unaudited)	2,230,840	3.60	7.9	—

*	(unaudited)

The weighted average grant-date fair value of stock appreciation rights granted during 2008 and 2009 was $1.71 and $2.78, respectively. As of December 31, 2008 and 2009, and March 31, 2010 (unaudited), there was $3,217, $2,091 and $1,531, respectively, of unrecognized compensation expense related to outstanding stock appreciation rights, which is expected to be recognized over a weighted average period of 2.4 years,1.6 years and 1.3 years, respectively.

InfrastruX Group, Inc.

(c)  Other share-based compensation
A summary of nonvested restricted stock units’ activity consisted of the following:

		Weighted
	Restricted	average
	stock	grant-date
	units	fair value

Nonvested shares, December 31, 2007	—	$—
Granted	327,100	3.52
Vested	(130,840)	3.52
Forfeited	(10,500)	3.53

Nonvested shares, December 31, 2008	185,760	3.52
Granted	25,000	4.94
Vested	(66,920)	3.62
Forfeited	(24,800)	4.67

Nonvested shares, December 31, 2009	119,040	3.51

Nonvested shares, March 31, 2010 (unaudited)	119,040	3.51

As of December 31, 2008 and 2009, and March 31, 2010 (unaudited), there was $484, $258 and $211, respectively, of unrecognized compensation expense related to nonvested restricted stock, which is expected to be recognized over a weighted average period of 2.4 years, 1.4 years and 1.2 years, respectively. The total grant-date fair value of shares vested during the years ended December 31, 2008 and 2009 was $460 and $242, respectively.

(14)  Other, net

Other, net in other (income) expense consisted of the following:

				Three months ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Financing costs (note 9) and bank fees	$2,569	2,839	3,972	659	862
Legal settlement (note 16)	—	—	(3,225)	—	—
Other (income) expense	296	1	(687)	26	(267)

Other, net	$2,865	2,840	60	685	595

(15)  Related-party transactions

The Company leases a number of facilities from certain of its subsidiaries’ former owners, many of whom continue to be employed by the Company in senior management positions of operating units.

InfrastruX Group, Inc.

Related-party rent expense was recorded in selling, general and administrative expenses in the consolidated statements of operations and consisted of the following:

				Three months
				ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Related-party rent expense	$1,811	2,117	2,190	536	585

The Company on occasion provides services to companies owned or operated by certain of its subsidiaries’ former owner, whom continues to be employed by the Company in a senior management position of operating units. Related-party service income was recorded in revenues in the consolidated statements of operations and consisted of the following:

				Three months
				ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Related-party service income	$726	766	1,172	709	30

From time to time, the Company employs the services of a related parties’ subcontractor who performs services the Company itself cannot perform. These services fees were expensed in cost of revenues in the consolidated statements of operations and consisted of the following:

				Three months
				ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Related-party service fee expense	$1,202	1,162	278	45	17

The Company also accrued fees payable to Tenaska Capital Management LLC pursuant to a Management Agreement for assistance it provides in banking relationships, customer relationships, and industry knowledge. These management fees, reflecting a $2,000 annual fee plus interest, consisted of the following:

				Three months
				ended
	Year ended December 31			March 31
	2007	2008	2009	2009	2010

				(unaudited)

Management fees	$2,422	2,170	2,181	538	564

These management fees are recorded in selling, general and administrative expenses, and the interest is recorded in interest expense in the consolidated statements of operations.

Pursuant to the InfrastruX Credit Facility, as amended (note 9), payment of these fees and accrued interest is deferred. The total amount due, including accrued interest, to Tenaska Capital Management

InfrastruX Group, Inc.

LLC as of December 31, 2008 and 2009, and March 31, 2010 (unaudited) was $4,592, $6,773 and $7,337, respectively, and is included in the other current liabilities (note 8) on the consolidated balance sheets.

(16)  Commitments and contingencies

Litigation

The Company is from time to time a party to legal proceedings and claims that arise in the ordinary course of business. With respect to all such lawsuits, claims, and proceedings, management records reserves when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Management does not believe that any of these proceedings, individually or in the aggregate, would be expected to have a material adverse effect on the Company’s consolidated financial results.

In March 2007, InfrastruX’s subsidiary, B&H, and two of its employees, were indicted by a federal grand jury for alleged bid-rigging related to alleged incidents prior to the acquisition of the Company on May 8, 2006. The former company sellers had provided the Company indemnification up to an aggregate amount of $15,000 to cover legal costs and certain other costs and other adverse financial impacts the Company’s B&H subsidiary could incur as a result of this matter. In April 2008, the former company sellers renegotiated the terms of the indemnification agreement with the Company. The Company agreed to receive a settlement payment from the former company sellers in the amount of $6,812 in exchange for terminating the indemnification agreement and for the Company assuming full responsibility for these matters.

On June 19, 2008, the jury, sitting in the Federal District Court for Colorado, returned unanimous verdicts of not guilty as to B&H and both individuals on all counts. In November 2008, the Company received a letter from the Department of Justice confirming this case was closed for these matters. Upon the receipt of the letter, the Company determined these matters closed. Upon the Company’s assessments, the Company recognized a total reduction of legal expenses in selling, general and administrative expenses in the consolidated statements of operations of $4,253, which was the settlement payment of $6,812 less the specified legal costs of $2,559.

In September 2009, the Company received a cash settlement of $3,225 from a dispute regarding a contract between one of the Company’s subsidiaries and a customer that had arisen in 2003. The Company recognized the $3,225 as a reduction in other, net (note 14) in the consolidated statements of operations.

Performance bonds

In certain circumstances, the Company is required to provide performance bonds in connection with its contractual commitments. The Company has a surety bond program that is supported by letters of credit, and the total surety amount of outstanding performance bonds was $74,527, $60,857 and $58,791 at December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively. InfrastruX estimates that the actual amount of work still to be completed on jobs covered by these performance bonds was $26,130, $20,001 and $28,086 as of December 31, 2008 and 2009, and March 31, 2010 (unaudited), respectively.

(17)  Compliance with debt covenants and amendment to InfrastruX credit facility

The Company failed to satisfy certain financial covenants of the InfrastruX Credit Facility as of September 30, 2009 and March 31, 2010. Waivers of these breaches and amendments to the InfrastruX Credit Facility were obtained from its lenders. The last amendment, effective April 14, 2010, modified

InfrastruX Group, Inc.

certain financial covenants regarding minimum EBITDA total leverage and interest expense coverage levels through June 30, 2011.

Management believes the Company will satisfy the revised covenants during 2010; however, this cannot be guaranteed. If the Company is unable to satisfy its covenant requirements or negotiate a waiver or amendment, the lenders could demand repayment of all amounts then outstanding under the InfrastruX Credit Facility. If the Company were unable to repay its obligations as demanded under the terms of the InfrastruX Credit Facility, the lenders could foreclose on the collateral which secures the borrowings under the InfrastruX Credit Facility.

The Company’s ability to satisfy the covenants of the InfrastruX Credit Facility will depend on its operating performance, which is impacted by current and future economic conditions that affect the industries and customers it serves.

(18)  Acquisition of the Company

On March 11, 2010, the Company entered into an agreement to be acquired by Willbros Group, Inc. The anticipated close of the acquisition is May 31, 2010 for approximately $480,000, $360,000 in cash and approximately $120,000 in common stock of Willbros Group, Inc. In addition, the InfrastruX shareholders will be eligible for contingent earn-out payments of up to $125,000 in cash. Those earn-out payments begin as adjusted EBITDA, as defined, for the InfrastruX business exceeds $69,800 in 2010 and $80,000 in 2011.

(19) Subsequent events (unaudited)

The Company has evaluated subsequent events from the balance sheet date through May 17, 2010, the date which the financial statements were available to be issued, and determined there are no other items to disclose except that on May 17, 2010, all parties to the Agreement and Plan of Merger dated March 11, 2010, entered into an Amendment to Agreement and Plan of Merger to extend the closing date and dates respecting certain termination rights by approximately one month.

Unaudited pro forma condensed financial statements

On March 11, 2010, Willbros Group, Inc. (“Willbros” or the “Company”) entered into a definitive Agreement and Plan of Merger (as amended, the “Merger Agreement”), with InfrastruX Group, Inc. (“InfrastruX”). Pursuant to the terms and conditions of the Merger Agreement, Willbros acquired InfrastruX on July 1, 2010.

Immediately prior to the effective time of the acquisition of InfrastruX on July 1, 2010 (the “Acquisition”), each share of InfrastruX preferred stock was converted into shares of InfrastruX common stock and at the effective time of the Acquisition, each share of InfrastruX common stock was converted into the right to receive merger consideration consisting of a combination of cash and Willbros common and (possibly) preferred stock. The shareholders of InfrastruX initially received in the aggregate 7,923,308 shares of Willbros common stock, approximately $360.3 million in cash and a working capital adjustment of $17.8 million, subject to closing balance sheet procedures. Following the July 1, 2010 completion of the Acquisition, InfrastruX’s former shareholders now own approximately 17% of the total number of shares of Willbros common stock outstanding. Former InfrastruX shareholders who did not qualify as “Accredited Investors” received merger consideration consisting solely of cash.

Former InfrastruX shareholders will also be eligible to receive earnout payments in an aggregate of up to $125 million if certain targets are met. The earnout amounts are paid linearly between the below defined ranges:

Adjusted EBITDA
(as defined in
Period	the Merger Agreement)	Earnout payment

2010	≥69.8 up to 80.0 million	$10-40 million
2011	≥80.0 up to 95.0 million	$10-60 million
Combined	≥175.0 up to 190.0 million	$0-25 million

If earned, the earnout payments will be made in cash and, under certain circumstances, former InfrastruX shareholders who qualify as Accredited Investors will receive non-convertible, non-voting preferred stock.

In connection with the Merger Agreement, the Company entered into a commitment letter for new senior secured credit facilities.

Consistent with the terms of the Merger Agreement and related financing documents, the following events occured at the time of closing, which we collectively refer to as the Transactions:

➢	Willbros entered into a new senior secured credit facility, consisting of a four year, $300 million senior secured term loan facility and a $175 million senior secured revolving credit facility;

➢	Willbros acquired InfrastruX and issued 7,923,308 shares of Willbros common stock and approximately $360.3 million in cash, a portion of which was used to repay InfrastruX’s outstanding debt and pay InfrastruX’s fees and expenses related to the foregoing transactions; and

➢	Willbros has estimated debt issuance costs of $11.9 million related to the foregoing transactions, which is net of original issue discount of $18.0 million.

The following unaudited pro forma condensed financial statements are based on the historical financial statements of the Company and InfrastruX after giving effect to the Transactions. The effects of the

Unaudited pro forma condensed financial statements

Acquisition have been prepared using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

We derived the following unaudited pro forma condensed financial statements by applying pro forma adjustments to our historical consolidated financial statements and InfrastruX historical consolidated financial statements.

The unaudited pro forma condensed statements of operations data for the periods presented give effect to the Transactions as if they had been consummated on January 1, 2009. The unaudited pro forma condensed balance sheet data gives effect to the Transactions as if they had occurred on March 31, 2010. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma condensed financial statements. You should also read this information in conjunction with the:

➢	separate unaudited historical financial statements of Willbros as of and for the three-month period ended March 31, 2010, included in Willbros Form 10-Q for the quarterly period ended March 31, 2010;

➢	separate historical financial statements of Willbros as of and for the fiscal year ended December 31, 2009, included in Willbros Form 10-K for the fiscal year ended December 31, 2009;

➢	separate unaudited historical financial statements of InfrastruX as of and for the three-month period ended March 31, 2010, included in this Current Report on Form 8-K/A; and

➢	separate historical financial statements of InfrastruX as of and for the fiscal year ended December 31, 2009, included in this Current Report on Form 8-K/A.

The pro forma adjustments related to the purchase price allocation and financing of the Transactions are preliminary and based on information obtained to date by management and are subject to revision as additional information becomes available. The actual adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in these unaudited pro forma condensed financial statements. Revisions to the preliminary purchase price allocation and financing of the Transactions may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, operating expense and costs, depreciation and amortization and interest expense.

The unaudited pro forma condensed financial statements do not reflect nonrecurring charges that may be incurred in connection with certain merger costs such as cash expenditures for restructuring and integration activities, and retention bonuses, which cannot be reasonably estimated at this time.

The unaudited pro forma condensed financial statements do not purport to be indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date of any future period.

Unaudited pro forma condensed financial statements

Pro forma condensed consolidated statements of income

Unaudited

	Willbros	InfrastruX			Pro forma
	as reported	as reported			results
	for the quarter	for the quarter			for the quarter
	ended	ended			ended
	March 31,	March 31,	Pro forma		March 31,
	2010	2010	adjustments		2010

	(in thousands, except share and per share data)

Contract revenue	$136,996	$130,228	$—		$267,224
Operating expenses:
Contract	132,017	124,298	836	a	257,151
Amortization of intangibles	952	1,805	1,163	b	3,920
General and administrative	24,990	16,433	(1,449	)c	39,974
Other charges	(181)	—	—		(181)

	157,778	142,536	550		300,864

Operating income (loss)	(20,782)	(12,308)	(550)		(33,640)
Other income (expense):
Interest income	236	5	—		241
Interest expense	(2,343)	(8,659)	(424	)d	(11,426)
Other, net	1,971	(595)	900	e	2,276

	(136)	(9,249)	476		(8,909)
Income (loss) from continuing operations before income taxes	(20,918)	(21,557)	(74)		(42,549)
Provision (benefit) for income taxes	(8,140)	(3,142)	(358	)f	(11,640)
Income (loss) from continuing operations	(12,778)	(18,415)	284		(30,909)
Income (loss) from discontinued operations net of provision for income taxes	(270)				(270)
Net income (loss)	(13,048)				(31,179)

Less: Income attributable to noncontrolling interest	(256)				(256)
Net income (loss) attributable to Willbros Group, Inc. and InfrastruX	$(13,304)				$(31,435)

Reconciliation of net income attributable to Willbros Group, Inc. and InfrastruX
Loss from continuing operations	$(13,034)				$(31,165)
Loss from discontinued operations	(270)				(270)

Net loss attributable to Willbros Group, Inc. and InfrastruX	$(13,304)				$(31,435)

Basic loss per share attributable to Company Shareholders:
Loss from continuing operations	$(0.33)				$(0.67)
Loss from discontinued operations	$(0.01)				$(0.01)

Net loss	$(0.34)				$(0.68)

Diluted loss per share attributable to Company Shareholders:
Loss from continuing operations	$(0.33)				$(0.67)
Loss from discontinued operations	$(0.01)				$(0.01)

Net loss	$(0.34)				$(0.68)

Weighted average number of common shares outstanding:
Basic	38,942,133		7,923,308	r	46,865,441

Diluted	38,942,133		7,923,308	r	46,865,441

Unaudited pro forma condensed financial statements

Pro forma condensed consolidated statements of income

Unaudited

	Willbros	InfrastruX			Pro forma
	as reported	as reported			results
	for the year	for the year			for the year
	ended	ended			ended
	December 31,	December 31,	Pro forma		December 31,
	2009	2009	adjustments		2009

	(in thousands, except share and per share data)

Contract revenue	$1,259,818	$598,776	$—		$1,858,594
Operating expenses:
Contract	1,115,094	548,378	3,345	a	1,666,817
Amortization of intangibles	6,515	7,219	4,654	b	18,388
General and administrative	88,133	65,859	(3,003	)c	150,989
Other charges	12,694	—	—		12,694

	1,222,436	621,456	4,996		1,848,888

Operating income (loss)	37,382	(22,680)	(4,996)		9,706
Other income (expense):
Interest income	1,966	43	—		2,009
Interest expense	(10,294)	(18,895)	(17,438	)d	(46,627)
Other, net	820	(60)	3,972	e	4,732

	(7,508)	(18,912)	(13,466)		(39,886)
Income (loss) from continuing operations before income taxes	29,874	(41,592)	(18,462)		(30,180)
Provision (benefit) for income taxes	8,737	(11,007)	(6,813	)f	(9,083)

Income (loss) from continuing operations	21,137	(30,585)	(11,649)		(21,097)
Income (loss) from discontinued operations net of provision for income taxes	(1,497)				(1,497)

Net income (loss)	19,640				(22,594)
Less: Income attributable to noncontrolling interest	(1,817)				(1,817)

Net income (loss) attributable to Willbros Group, Inc. and InfrastruX	$17,823				$(24,411)

Reconciliation of net income attributable to Willbros Group, Inc. and InfrastruX
Income (loss) from continuing operations	$19,320				$(22,914)
Loss from discontinued operations	(1,497)				(1,497)

Net loss attributable to Willbros Group, Inc. and InfrastruX	$17,823				$(24,411)

Basic income (loss) per share attributable to Company Shareholders:
Income (loss) from continuing operations	$0.50				$(0.49)
Loss from discontinued operations	$(0.04)				$(0.03)

Net loss	$0.46				$(0.52)

Diluted loss per share attributable to Company Shareholders:
Income (loss) from continuing operations	$0.50				$(0.49)
Loss from discontinued operations	$(0.04)				$(0.03)

Net loss	$0.46				$(0.52)

Weighted average number of common shares outstanding:
Basic	38,687,594		7,923,308	r	46,610,902

Diluted	38,883,077		7,923,308	r	46,806,385

Unaudited pro forma condensed financial statements

Pro forma condensed consolidated balance sheet

Unaudited

	Willbros	InfrastruX			Pro forma
	as reported	as reported			results
	as of	as of			as of
	March 31,	March 31,	Pro forma		March 31,
	2010	2010	adjustments		2010

	(in thousands, except share and per share data)

Cash and cash equivalents	$190,839	$4,605	$(112,167	) g	$83,277
ST Investments	15,550				15,550
Accounts receivable, net	171,532	117,212			288,744
Contract cost and income not yet billed	21,442				21,442
Inventories	5,156	22,384			27,540
Prepaid expenses and other current assets	25,446	39,170	(2,700	) h	61,916
Deferred tax assets	9,431	3,327			12,758

Total Current Assets	439,396	186,698	(114,867)		511,227

Property and equipment, net	132,245	132,513	32,745	i	297,503
Goodwill	86,719	57,426	(57,426	) i	86,719
Goodwill—InfrastruX Acquisition			166,017	i	166,017
Intangibles—InfrastruX Acquisition			169,150	i	169,150
Other intangible assets, net	35,820	84,904	(84,904	) i	35,820
Debt issuance costs			11,875	j	11,875
Other assets	26,137	24,477	(3,500	) h	47,114

Total Assets	720,317	486,018	119,090		1,325,425

Accounts payable	75,597	12,883			88,480
Contract billings in excess of cost	13,921				13,921
Liabilities from discontinued operations	237				237
Other current liabilities	8,136	72,141	(10,023	) k	70,254
Other notes payable	6,575				6,575
Current portion of capital lease obligations	5,292	3,297			8,589
Current debt	98,023	4,196	(2,753	) l	99,466

Total Current Liabilities	207,781	92,517	(12,776)		287,522

Long term capital lease obligations	9,454	2,569			12,023
Deferred tax liability	11,951	9,489	93,193	m	114,633
Long-term debt, net of original issue discount		275,747	(274,046	) l	1,701
Term Debt—InfrastruX Acquisition			282,000	n	282,000
Long term DOJ fines/penalties	6,575				6,575
Contingent earn-out			55,340	o	55,340
Other long-term liabilities	5,943	47,225	(24,228	) p	28,940

Total Liabilities	241,704	427,547	119,483		788,734

Stockholders’ equity—pre acquisition	477,808	58,471	(58,471	) q	477,808
Noncontrolling interest	805		—		805

Total stockholders equity—Legacy	478,613	58,471	(58,471)		478,613
Post acquisition equity - InfrastruX	—	—	58,078	r	58,078

Total Liabilities and Stockholder’s Equity	$720,317	$486,018	$119,090		$1,325,425

a)	Elimination of historical amortization related to certain InfrastruX intangible assets, which were previously reported within contract costs based on their nature. This reduction is offset by an increase in depreciation and amortization expense due to the revaluation of InfrastruX’s assets to fair value.

Unaudited pro forma condensed financial statements

b)	Elimination of historical amortization related to all remaining intangible assets, which were previously separately reported on the statement of income. This reduction is offset by an increase in amortization expense due to the revaluation of InfrastruX’s assets to fair value.

c)	Elimination of management fees ($2,000 annual) paid by InfrastruX to Tenaska Capital Management LLC as well as certain InfrastruX legal fees, expensed in the historical period, but paid out prior to closing. These fees will not be recurring.

d)	Elimination of InfrastruX’s historical interest expense, offset by the incremental interest expense for the term loan facility as well as amortization of debt issuance costs.

e)	Elimination of bank fees incurred by InfrastruX from its previous lender.

f)	Represents the application of a 35% statutory rate to all adjustments.

g)	Represents the pro forma adjustment to cash based on the elimination of the InfrastruX cash balance ($4,605), which is excluded from the transaction; cash paid for financing fees; purchase consideration ($60,295) paid by Willbros; and estimated working capital adjustments ($17,392) valued as of March 31, 2010.

h)	Elimination of unamortized debt issuance costs associated with InfrastruX’s existing debt.

i)	Elimination of InfrastruX goodwill ($57,426) and intangibles assets ($89,904).

Recognition of the Acquisition’s estimated purchase allocation to intangible assets ($169,150), fair value adjustment of property and equipment ($32,745) and goodwill ($158,119). The estimated intangible assets are comprised of customer relationships, trade name, patents and technology. A significant portion of the fair value of estimated intangible assets relates to InfrastruX’s business relationship with a major electric transmission and distribution customer, with projected significant future cash flows.

j)	Recognition of capitalized debt issuance costs incurred with the transaction including term loan and revolving credit facility issuance fees and original issue discounts.

k)	Elimination of accrued deferred rent to related parties ($733), accrued management fees ($7,337) payable to Tenaska Capital Management LLC and accrued InfrastruX legal fees associated with the Transactions (see footnote C above).

l)	Elimination of InfrastruX third-party current ($2,753) and long-term ($274,046) debt retired at closing of the transaction.

m)	Recognition of deferred tax liability attributable to the timing difference between the net book value of acquired tangible and intangible assets adjusted to fair value and the corresponding tax basis, which we have adjusted by $93,193 in addition to the net deferred tax position of the Company at March 31, 2010.

n)	Recognition of the term loan facility ($300,000), net of original issue discount of $18,000. Interest rates associated with the term loan facility have been estimated to be 9.5%.

o)	Preliminary estimate of contingent consideration associated with the transaction. InfrastruX shareholders are eligible to receive earnout payments of up to $125,000 based on the level of InfrastruX’s Adjusted EBITDA during 2010 and 2011, as defined in the Merger Agreement, and as recapped below:

Adjusted EBITDA
(as defined in
Period	the Merger Agreement)	Earnout payment

2010	≥69.8 up to 80.0 million	$10-40 million
2011	≥80.0 up to 95.0 million	$10-60 million
Combined	≥175.0 up to 190.0 million	$0-25 million

Unaudited pro forma condensed financial statements

Based on the current forecasts for 2010 and 2011, a $55,340 contingent liability for estimated earnout payments has been included in the preliminary purchase price allocation and reflected in the pro forma balance sheet.

p)	Elimination of the fair value liability for interest rate swap derivatives ($2,928), terminated by InfrastruX, and accrued long term liability (approximately $21,300) for the mandatory redemption of senior redeemable convertible cumulative preferred stock issued to InfrastruX Holdings, LLC in October 2009.

q)	Elimination of InfrastruX stockholders’ equity ($58,471).

r)	Recognition of the issuance of 7,923,308 shares of Willbros common stock as part of the Acquisition price, valued based on the Company’s stock price on the closing date for GAAP purposes.